Exhibit 10.11

AMENDED AND RESTATED CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

This Amended and Restated Chief Executive Officer Employment Agreement (“Agreement”) is made and entered into by and amongst Just Energy Group Inc., a Canadian corporation (“JEGI”), Just Energy (U.S.) Corp. (“Employer”) and R. Scott Gahn (“Executive” or “you”) as of the Effective Date. At times in this Agreement, JEGI, Employer and Executive may be referred to individually as a “Party” or collectively as the “Parties.”

This Agreement supersedes and replaces the employment agreement entered into amongst Executive, JEGI and Employer dated August 2, 2019, and any amendments.  Capitalized terms not otherwise defined herein, shall have the meanings ascribed in Schedule A attached.

Terms

1.

Employment.   Employer agrees to employ Executive, and Executive hereby accepts such employment, upon and subject to the terms and conditions set forth in this Agreement.   You are assigned to the corporate office located at 5251 Westheimer Road, Suite 1000, Houston, Texas 77056. Due to COVID-19, all employees are currently in a work from home state.

2.	Position and Duties.

(a)

Executive will be employed as the Chief Executive Officer (“CEO”) of JEGI and its Affiliates including the Employer (collectively the “Company”) and will report directly to the Executive Chair of the board of directors of JEGI (“Board”).

(b)

With respect to all regular elections of members of the Board during Executive’s employment under the Agreement, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board.

(c)	Executive will devote his full business time and attention to the position of CEO for the Company and will be responsible for the following:

●	Faithfully, honestly and diligently serving the Company with a view to the best interests of the Company and the exercise of the level of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
●	In conjunction with the executive team, creating, communicating and implementing the Company’s vision, mission and overall direction, as well as leading the development and implementation of the organization’s overall strategy.
●	Leading, guiding, directing and evaluating the work of other executive leaders of the Company.
●	Soliciting advice and guidance when appropriate from the Executive Chair and the Board.
●	Maintaining awareness of both the external and the internal competitive landscape, opportunities for expansion, customers, markets, new industry developments and standards.

●	Evaluating, presenting, managing, and executing strategic initiatives and market opportunities that best support the Company’s short-term and long-term strategies, including targeted mergers, acquisitions, capital expansions, restructuring, joint ventures and operational investments that will enhance shareholder value.
●	Working collaboratively with all necessary internal departments and divisions of the Company as necessary to execute the responsibilities of the CEO.
●	Performing other responsibilities that would customarily be performed within the scope of the CEO position or as may be directed by the Board.
3.

Travel Requirements. Periodic travel throughout Canada and the United States will be required to successfully perform the responsibilities of the Position. You agree that nothing would prevent you from travel on behalf of the Company.    The Company will coordinate and pay for any reasonable visa processing as required to enable you to travel to the Company offices and for any customary travel expenditures per the Company travel policies.

4.	Compensation.

(a)

Base Salary.  The Employer will pay Executive, in bi-weekly installments, an annual base salary of $800,000 (USD), less applicable withholdings, in accordance with the Employer’s regular and routine payroll practices.  In its sole and absolute discretion, JEGI and the Employer may increase Executive’s Base Salary, and any such increase will be considered the Base Salary for the purposes of this Agreement.

(b)

Short-Term Discretionary Performance Bonus.  For each full fiscal year of JEGI, Executive will be entitled to a short-term discretionary performance bonus payment of up to 100% or more as approved by the Board (100% being the target amount) of Executive’s Base Salary (the “STPB”) payable in cash.  Payment of the STPB will depend on JEGI achieving corporate targets as set and approved annually by the Compensation Committee of the Board (“Committee”) of JEGI and the Board of JEGI.  Following the close of the applicable fiscal quarter or fiscal year, the Board has the sole and absolute discretion to determine if applicable corporate targets have been met and will make all determinations with respect to any STPB in good faith and consistent with the Agreement.  Within thirty (30) days of the Board’s approval, Executive will be notified of the annual fiscal corporate targets approved for determination of the STPB.  See Exhibit A for the corporate targets approved by the Board for the current fiscal year and related details.

(c)

Long-Term Discretionary Incentive Bonus.   Executive shall be entitled to a long-term discretionary incentive bonus payment of up to 200% of Executive’s Base Salary (the “LT Bonus”) for each fiscal year of JEGI based primarily on the attainment of corporate targets determined and approved each fiscal year by the Committee and the Board (the “LTIB Amount”). One hundred percent (100%) of the LTIB Amount, if any, shall be payable in equity of JEGI.  The LTIB Amount is not guaranteed but shall be at the discretion of the Committee and the Board.  See also Exhibit A.

(d)

Regular Benefits.  Executive remains entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans and other benefit plans which Employer may have in effect for employees working in the United States from time to time.

(e)

Expenses. Employer shall reimburse Executive for all reasonable, ordinary and necessary out-of-pocket expenses, including professional dues, if any, incurred by Executive pursuant to Company policy and in satisfaction of your duties herein, upon delivery of proper receipts and as approved by the Board.

(f)	Vacation. Executive shall be entitled to take vacation or time off when he requires it. At the Company’s discretion, vacation or time off may be tracked for business purposes.

5.

Extent of Service.  During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board, devote the Executive’s full time, best efforts and business judgment, skill and knowledge to the advancement of JEGI’s and the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. Executive shall not engage in any other business activity, except as may be approved by the Board, provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a)

investing Executive’s assets in any company or other entity in a manner not prohibited by the Confidentiality, Non-Competition and Non-Solicitation Agreement entered into by Executive with JEGI and the Employer in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made and that such interests or investments cannot be perceived to conflict with his duties and obligations to JEGI and the Employer or an Affiliate;

(b)	making passive portfolio investments in shares of a corporation listed on a stock exchange or over the counter market which do not exceed 5% of the issued and outstanding shares of such corporation;

(c)	engaging in religious, charitable or other community or non-profit activities that do not impair Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or,

(d)	making investments in securities of JEGI.

6.

Termination for Cause.  Notwithstanding the foregoing, your employment may be terminated by the Employer immediately, upon the occurrence of any act or event by Executive constituting Good Cause.  “Good Cause” is defined as the occurrence of any of the following events:

(a)

Executive’s conviction (or pleading of guilty or no contest) regarding any felony (other than traffic offenses) or any misdemeanor involving theft, fraud or moral turpitude under the laws of any state or of the United States or any province of Canada.

(b)

The Board determines in good faith, after reasonable investigation and evaluation of the merits of any claim, that Executive has intentionally and knowingly violated the Company’s anti-discrimination/anti-harassment policy or anti-corruption policy.

(c)	Executive willfully or habitually neglects his duties, or the Board determines Executive is guilty of willful misconduct or gross negligence in the performance of his duties.

(d)	Upon Executive’s breach of any material provision of this Agreement.

(e)	Executive becomes employed (in any capacity) by any competitor of the Company.

(f)	If Executive dies while employed by Employer.

(g)

If Executive is absent and unable to perform the essential functions of Executive’s job with or without reasonable accommodation as a result of a physical or mental disability or infirmity, and, within sixty (60) days after written notice is provided to him by the Employer, he will not have returned to the full-time performance of his duties or upon Executive’s receipt of long term disability benefits, Executive’s employment under this Agreement will be deemed terminated by the Employer for disability.  During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Employer due to disability, Executive will be entitled to compensation and benefits as provided by the Company’s policies and procedures applicable to all similarly situated employees.

With respect to Subsections (c) and (d) above, Executive will first receive written notice from the Board setting forth the basis for Good Cause and twenty (20) business days’ opportunity to cure (if such item is curable) and Executive may be subject to termination then only if the identified Good Cause is not cured to the reasonable satisfaction of the Board.

In the event of a termination under this Section 6(a) to and including (e), Employer will pay only the portion of Base Salary yet unpaid as of the termination date.

7.	Termination without Cause.

(a)	Employer.

(i)	Employer may terminate Executive’s employment at any time without Cause.

(ii)	In the event of a termination under Section 7(a)(i), Executive will be entitled to:

1.	Earned and accrued Base Salary through the date of termination;

2.	A cash amount equal to one (1) year’s Base Salary; and

3.	To the extent not already received, a pro-rated STPB as of the termination date as follows:

(A)

If the fiscal year is in progress at the termination date, the STPB will be calculated and payable based on the average of the STPB achieved and/or paid to Executive in the two (2) years prior to the termination date, and pro-rated for the fiscal year in progress.  If no such STPB has been achieved in the two (2) years prior to the termination date, the Employer will pay the STPB pro-rated for the fiscal year in progress, provided the associated targets have met the quarterly budgeted target levels as of the termination date; or,

(B)	If the applicable fiscal quarter or fiscal year is completed at the termination date, the STPB will be calculated and payable in accordance with Section 4(b).

(iii)

All payments identified will be made in a lump sum less appropriate withholding and deductions in accordance with the Employer’s normal payroll process or otherwise in accordance with applicable law and the terms of this Agreement.

(iv)

Payment identified in Section 7(a)(ii)(2) will be made in cash, less appropriate withholding and deductions, as soon as practicable following sixty (60) days of the  termination date, provided that during such period, the  Executive executed and returned a release and waiver agreement in a form acceptable to the Board and did not exercise any right to revoke such release and waiver agreement.

(b)	Executive.

(i)

Executive may voluntarily terminate his employment and resign at any time provided he gives JEGI and the Employer sixty (60) days’ prior written notice, which notice period may be waived by JEGI and the Employer (in which case such resignation will be effective as of the date stipulated in such waiver).  In the event of a termination by Executive under this Section 7(b)(i), the Employer will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date.

(ii)	Executive may terminate his employment for Good Reason. Upon a termination for Good Reason, the terms of Section 7(a)(i)-(iv) shall apply.

8.	Change of Control.

(a)

If the employment of Executive is terminated by JEGI and the Employer without Cause (see Section 7(a)(i)) or if Executive resigns for Good Reason (see Section 7(b)(ii)), in each case, within six (6) months prior to or within twenty-four (24) months following a Change of Control (the “Change of Control Termination”), Executive will be entitled to:

(i)	Accrued Base Salary through the date of termination;

(ii)	Any STPB or LT Bonus earned as of the date of termination but which is unpaid as of the date of termination;

(iii)	payment in the amount of 1.5 times Executive’s Base Salary for one year;

(iv)

payment of 1.5 times the maximum of the Executive’s Short-Term Discretionary Performance Bonus opportunity in the year of termination, not to exceed a maximum of 1.5 times Executive’s Base Salary; and,

(v)

the continuation of the medical insurance plan or payment of the associated costs for the medical insurance plan provided for the Executive as of the date of the Change of Control Termination for a period of twenty-four (24) months following a Change of Control.

(b)	In the event of a Change of Control Termination, the Executive is not entitled to receive the payments identified in Section 7(a)(ii) in addition to those payments identified above at Section 8(a).

(c)

The payments identified above at Section 8(a)(i)-(ii) will be made in a lump sum less appropriate withholding and deductions in accordance with the Employer’s normal payroll process or otherwise in accordance with applicable law.

(d)

Provided Executive executes and returns a release and waiver agreement in a form acceptable to the Board and does not exercise any right to revoke such release and waiver agreement, all payments identified in Sections 8(a) will be made in cash, less appropriate withholding and deductions, as soon as practicable within sixty (60) days of the termination date if Executive is terminated without Cause or resigns for Good Reason within twenty-four (24) months following a Change of Control or within sixty (60) days of the Change of Control if Executive is terminated without Cause or resigns for Good Reason within six (6) months prior to a Change of Control.

9.

Protection of the Employer Business. Executive recognizes that the Company is engaged in a competitive business. Executive agrees to keep the Company’s business confidential. Executive acknowledges that the Company is entitled to all available protection from disclosures under law, and that the Company insists upon it as a condition of Executive’s employment or continued employment. Executive will occupy a position of trust and confidence with the Company.  The Confidentiality, Non-Competition and Non-Solicitation Agreement entered by the Executive as of August 2, 2019 remains in full effect.  A copy is attached as Exhibit B.

10.

Ownership of Employer Property and Assignment of Rights.  Executive acknowledges and agrees that any and all tangible and intangible property (such tangible and intangible property described in this Section is herein referred to as “Employer Property”), including, without limitation, know-how, ideas, processes, compounds, compositions of matter, methodologies, concepts, research, innovations, designs, inventions, discoveries, creations, devices, improvements, technology, materials, documents, drawings, charts, formulae, compilations of information, software, hardware and specifications, and any other industrial or intellectual property (some or all of which property may be protected by patents, copyrights, trade secrets, trademarks, industrial designs or mask works), that is or was conceived of, created, developed or reduced to practice during the Executive’s time spent as an employee with Employer or in contemplation of the Executive engagement as an employee  of Employer, regardless of whether from a date prior to the Effective Date or after the Effective Date, and which:

(i)	relates to the business of Employer and any Affiliate;
(ii)	results from any work performed by Executive for Employer or Affiliate; or
(iii)	is created or made using any equipment, supplies, facilities, funds, resources or Confidential Information of Employer;

is and shall, along with all industrial and intellectual property rights therein, remain exclusively the property of Employer, and Executive irrevocably relinquishes and forever forgoes any claims either past or future, against or in relation to Employer Property that the Executive may have.  Executive agrees to make full disclosure to Employer of any and all Employer Property and shall, in connection with such disclosure, provide to Employer written documentation fully describing such Employer Property promptly after its conception, creation, development or reduction to practice.

With respect to all Employer Property that may not be the property of Employer as of statutory or other legal right, including, without limitation, by way of determination of a court or other authority, Executive  covenants and agrees to transfer, convey and assign, and does hereby expressly transfer, convey and assign to Employer, irrevocably and unconditionally, any and all right, title and interest in and to such Employer Property, including all industrial and intellectual property rights therein, throughout the world, as such Employer Property is conceived of, created, developed or reduced to practice by Executive.  Executive shall assist Employer in every possible way, at Employer’s expense, to secure, maintain and defend for the Employer’s benefit all copyrights, patent rights, mask work rights, trade secret rights and other proprietary rights in and to any Employer Property.

11.

Resignation from Board and Officer Positions. The termination of Executive’s employment with the Company for any reason will constitute Executive’s resignation from any director, officer or employee position Executive has with the Company, all fiduciary positions, if any, (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by the Company or from any position held on the Board. Executive agrees that this Agreement will serve as written notice of resignation in this circumstance.

12.

Office Policies and Practices.  The Company may, from time to time, establish office policies and practices through office manuals, policy statements, memoranda or other communications.  These policies and practices are subject to change and do not constitute contractual rights or obligations.

13.	Applicable Law, Selection of Forum and Venue.

(a)

This Agreement and the rights and obligations of the Parties will be construed and governed by the laws of the State of Texas; provided, however, that the normal rule of construction against the drafter will not be employed.  The Parties agree that the exclusive forum, jurisdiction and venue of any action arising out of this Agreement will be the state or federal courts of Houston, Texas.  Executive hereby waives any and all rights he may have to bring any action arising out of or related to the terms of this Agreement (including any claims related to its formation) in any venue other than as stated above.

(b)

As a condition of employment by the Employer, Executive voluntarily and knowingly waives any rights he may have to a trial by jury in any court action relating to or concerning the Company and its employees and agrees that this dispute will be adjudicated by the appropriate state or federal judge having competent jurisdiction over the dispute.  This waiver does not forego any substantive rights the Company or Executive may have.  This voluntary and knowing jury trial waiver includes, but is not limited to, any disputes, claims, or controversies relating to or concerning this Agreement or Executive’s employment with the Company.

THUS, BY EXECUTION OF THIS AGREEMENT, EXECUTIVE VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHTS HE MAY HAVE TO A TRIAL BY JURY IN ANY COURT ACTION REGARDING ALL DISPUTES, CLAIMS, OR CONTROVERSIES CONCERNING THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.

(c)

In the event that any court of competent jurisdiction refuses to enforce the foregoing jury waiver provision set forth above, the Parties alternatively agree to submit all disputes, claims or controversies relating to or concerning this Agreement or Executive’s employment with the Company to binding arbitration.  Subject to the terms and any exceptions provided in this

Agreement, the Parties each waive their right to a jury trial and waive the right to adjudicate their disputes under this Agreement outside the arbitration forum provided for in this Agreement.

(i)

The arbitration will proceed before a single arbitrator under the auspices of the American Arbitration Association (“AAA”) and will be conducted in accordance with the AAA Employment Arbitration Rules (“AAA Rules”).  The AAA Rules may be found at www.adr.org or by searching for “AAA Employment Arbitration Rules” using a service such as www.Google.com.  Unless the Parties mutually agree otherwise, the Arbitrator will be either an attorney licensed to practice law in the state in which the arbitration is convened, or a former judge from any jurisdiction. The AAA will give each Party a list of nine (9) arbitrators drawn from its panel of arbitrators.  Ten (10) days after AAA’s transmission of the list of neutrals, AAA will convene a telephone conference and the Parties will strike names alternately from the list of common names until only one remains.  The Party who strikes first will be determined by a coin toss.  That person will be designated as the Arbitrator.  If for any reason, the individual selected cannot serve, AAA will issue another list of nine (9) arbitrators and repeat the alternate striking selection process. If for any reason the AAA will not administer the arbitration, either Party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral arbitrator.

(ii)

To initiate arbitration, a Party must make a written Request for Arbitration and deliver it to the other Party by hand or mail no later than the expiration of the statute of limitations that applicable law prescribes for the claim.  The Request for Arbitration will identify the claims asserted, the factual basis for the claim(s), and the relief and/or remedy sought. The Arbitrator will resolve all disputes regarding the timeliness or propriety of the Request for Arbitration and apply the statute of limitations that would have applied if the claim(s) had been brought in court.

(iii)The Arbitrator may award any remedy to which a Party is entitled under applicable law, but remedies will be limited to those that would have been available in a court of law to a Party in their individual capacity for the claims presented to the Arbitrator, and no remedies that otherwise would be available to an individual under applicable law will be forfeited.  The Parties will be entitled to adequate discovery. At least thirty (30) days before the final hearing, the Parties must exchange a list of witnesses, excerpts of depositions to be introduced, and copies of all exhibits to be used.

(iv)

The location of the arbitration proceeding will be no more than forty-five (45) miles from the place where Executive was last employed/assigned with the Company, unless Executive and the Employer agree in writing otherwise.  The Arbitrator has the authority to hear and rule on pre-hearing disputes.  The Arbitrator will have the authority to hear and decide a motion to dismiss and/or a motion for summary judgment by any Party, consistent with Rule 12 or Rule 56 of the Federal Rules of Civil Procedure. The Arbitrator will issue a written decision or award, stating the essential findings of fact and conclusions of law.  A court of competent jurisdiction will have the authority to enter judgment upon the Arbitrator’s decision/award.

(v)	The Party that initiates the arbitration will pay a filing fee as required by the organization through which the arbitration is conducted. Executive may request a waiver of the filing fee if he cannot afford it.  This request must be made at the same time Executive first initiates his claim.  In such a case, Executive will not be required to pay the filing fee until the Arbitrator decides whether the fee will be waived.  If the filing fee is required to be paid in advance of this decision, the Employer will make this payment pending the determination of whether Executive will be required to pay it.

(vi)

The Employer will pay the Arbitrator’s and arbitration fees and costs.  Each Party will pay for its own costs and attorneys’ fees, if any.  However, if any Party prevails on a claim which under applicable law affords the prevailing party attorneys’ fees, the Arbitrator may award reasonable fees to the prevailing party as provided by law.

(vii)In the event the law (including the common law) of the jurisdiction in which the arbitration is held requires a different allocation of arbitral fees and costs in order for this Arbitration Agreement to be enforceable, then such law will be followed.

(viii)Notwithstanding Section 13(a), the Company and Executive expressly agree and stipulate that the Federal Arbitration Act (9 U.S.C. § 1 et seq.) will apply to any arbitration under or related to this Agreement, which evidences a transaction involving commerce.

14.

Injunctions.  Because JEGI and the Employer may not have an adequate remedy at law to protect its interest in its trade secrets, privileged, proprietary or Confidential Information (as defined in the Confidentiality, Non-Competition and Non-Solicitation Agreement entered by Executive attached at Exhibit B) and similar commercial assets, as the sole exception to the exclusive and binding nature of the arbitration forum selection commitment set forth in Section 13(c) above and as applicable, Executive and the Employer agree that the Employer will have the right to initiate an action in a court of competent jurisdiction in order to request temporary, preliminary and permanent injunctive or other appropriate equitable relief to prevent Executive from violating, or cause Executive or others to cease from violating, or to observe the agreements in Sections 9 and 10, above and the further agreement of Executive to the obligations in the Confidentiality, Non-Competition and Non-Solicitation Agreement, pertaining to the protection of the Company’s business without the necessity of proving inadequacy of legal remedies or irreparable harm.  Executive further agrees that in the event that the Employer seeks injunctive relief based on Executive’s employment or this Agreement, bond in the amount of $1,000.00 will be adequate security for such injunctive relief.

15.

Notices.  Any notices required or permitted to be given under this Agreement will be sufficient if in writing and (i) delivered in person during normal business hours on a business day and, if to JEGI or the Employer, left with a receptionist or other responsible employee of the relevant Party or other responsible individual at the applicable addresses set forth below; (ii) if sent by Certified Mail or overnight delivery to Executive at the last address on record with the Employer as provided by Executive or at the address listed below for the Employer or JEGI; or (iii) if sent by email, at the last email on record with the Employer as provided by Executive or at the email address listed below for the Employer or JEGI:

to Employer:

Just Energy (U.S.) Corp.

5251 Westheimer Road, Suite 1000

Houston, Texas 77056

Attention: General Counsel

Email: legal@justenergy.com

to JEGI:

Just Energy Group Inc.

First Canadian Place

100 King Street West, Suite 2630

Toronto, Ontario M5X 1E1

Attention: General Counsel

Email: legal@justenergy.com

or such other address as either Party will give to the other in writing for this purpose.  Each notice sent in accordance with this Section shall be deemed to have been received (x) on the day it was delivered; (y) on the fifth business day after it was mailed (excluding each business day during which there existed any general interruption of postal services due to strike, lockout or other cause); or (z) on the same day that it was sent by email, or on the first business day thereafter if the day on which it was sent by email was not a business day or the email was sent after 5 p.m. CST.

16.

Severability. In the event that any provision, covenant, section, subsection, paragraph, or any portion of this Agreement is held by any court, arbitrator or other tribunal to be illegal, invalid or unenforceable, either in whole or in part, the legality, validity or enforceability of the remaining provisions, covenants, sections, subsections, paragraphs, or portions will not be affected, and each such provision, covenant, section, subsection, paragraph, or any portion will remain valid and enforceable to the fullest extent permitted by law.

17.	Compliance with Code Section 409A.

(a)

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent.  The Employer shall have no liability to Executive if this Agreement or any amounts paid or payable hereunder are subject to Code Section 409A or the additional tax thereunder.

(b)

To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation for purposes of Code Section 409A, (i) all reimbursement of expenses hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits to be provided, in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)

For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(d)	Notwithstanding any provisions to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified executive” within the meaning of that term under Code Section

409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is not exempt from Code Section 409A, such payment or benefit shall not be made or provided prior to the earliest of (i) the expiration of six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined under Code Section 409A), (B) the date of Executive’s death, or (C) the expiration of such other period as may be required to comply with regulations and/or guidance issued under Code Section 409A (the “Delay Period”).  Upon expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in absence of such delay) shall be reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

18.	Section 280G Net Better Provision.

(a)

Modified Section 280G Cutback.  In the event that any of the payments or benefits described in this Agreement when added to all other amounts or benefits provided to or on behalf or for the benefit of the Executive by the Company (“Covered Payments”) would constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively the “Excise Tax”), then such Covered Payments shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever of (i) or (ii) that produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999  of  the Code and any other applicable taxes).  If the Covered Payments are to be reduced according to Section 18 (a)(i) (see preceding sentence), then the reduction shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in  time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(b)	Determining the Impact.
(i)

An initial determination on whether (1) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in ownership or control of the Company or in the ownership of a substantial amount from the assets of the Company shall be subject to the Excise Tax, and (2) the amount of any applicable reduction that may be required pursuant to Section 18(a) shall be made by an accounting, consulting or specialty firm selected by the Company (the “Firm”) prior to the consummation of such change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.  The Executive shall be provided with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the calculations of the Firm, within a reasonable, prompt time after such determination and calculations are received by the Company but prior to the consummation of such change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

(ii)

For the purposes of this Section of the Agreement, (1) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of the payment of the Parachute Payments shall be taken into account; (2) no portion of the Parachute Payments shall be taken into account which in the opinion of the Firm does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) and the Firm shall be required to value any restrictive covenants (including without limitation, any covenants not to compete with the Company or solicit employees or customers of the Company) in forming such opinion; (3) the Parachute Payments shall only be reduced to the extent necessary so that the Parachute Payment (other than those portions referred to in the immediately preceding clause (1) and (2)) in their entirety constitute reasonable compensation for services rendered within the meaning of Code Section 280G(b)(4) or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel of the Firm; and (4) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Code Sections 280G and 4999 and the regulations for applying those Code sections, or on substantial authority within the meaning of Code Section 6222.

(iii)

The Executive shall not be required to mitigate the amount of any payment provided for in this Section 18 by seeking other employment.  Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Agreement shall not be reduced by the compensation earned by the Executive as the result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(iv)

It is possible that after determinations and selections made under this Section 18, the Executive will receive an amount that is either more or less than the limitation provided above (referred to as an “Excess Payment” or an “Underpayment”).  If it is established, through a final determination of a court or a United States Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Executive’s receipt of such Excess Payments through the date of such refund and whose denominator is 365.  In the event that it is determined by a court of competent jurisdiction, or by an independent auditor upon request by the Executive or by the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination together with an additional payment in the amount equal to the product obtained by multiplying the Underpayment times the rate that is 120% of the applicable annual federal rate (as determined under Section 1274(d) of the Code times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(v)

The Company and the Executive shall cooperate in good faith to review, consider, consider and pursue reasonable and customary mitigation strategies to avoid the imposition of the Excise Tax on any amounts due to the Executive under this Agreement or otherwise under employment with the Company.

19.	Miscellaneous. The Parties also agree:

(a)

This Agreement and its performance may not be delegated by Executive to anyone else.  Executive understands and acknowledges that this Agreement may be assigned by the Employer to any successor in interest to JEGI or the Employer, as applicable by operation of law or otherwise, or to an Affiliate of the Employer, as applicable, without the prior consent of the Executive in the event that the Employer, as applicable undergoes a reorganization, consolidates with or merges into any other corporation, partnership, organization or other entity, or transfers all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer, as applicable, and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(b)	In any legal action arising out of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees and costs, in addition to any other relief granted.

(c)

A waiver of any breach of this Agreement will not be a waiver of any subsequent breach, nor modify this Agreement.  This Agreement may be amended or modified by, and only by, a written instrument executed by both JEGI, the Employer and Executive.  No waiver of any term or provision of this Agreement will be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.

(d)

This Agreement embodies the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, whether oral or written.  Executive agrees that no verbal or other statement, inducement or representation relied upon by Executive for the execution of this Agreement has been made to Executive which is not contained in this Agreement.

(e)

This Agreement has been negotiated by the Parties, each having had the opportunity to be represented by counsel of its choice, and no provision will be construed against any Party by reason of that Party being considered to be the drafter of such provision.  Executive represents that he has read this Agreement carefully and understands this Agreement or has relied exclusively on his counsel for an understanding of the terms and conditions.

(f)	Sections 6, 7, 8, 10, 11, 13, 14, 15, 16, 17, 18 and 19 will survive termination of this Agreement.

(g)	This Agreement may be executed in multiple copies, each of which will be considered a true and original copy.

The Parties have executed this Agreement as of the Effective Date of November 11, 2020.

JUST ENERGY GROUP INC.

By:
Name:	Anthony Horton
Title:	Executive Chair of Just Energy Group Inc.

JUST ENERGY (U.S.) CORP.

By:
Name:	Margaret Munnelly
Title:	SVP, Human Resources and Deputy Counsel

EXECUTIVE:

By:
Name:	R. Scott Gahn

SCHEDULE A

DEFINITIONS

For purposes of this Agreement, unless otherwise defined herein, Capitalized Terms shall have the following meanings:

“Acquiror” means any individual, partnership, firm, corporation, association, fund, unincorporated organization or other entity, or any syndicate or group acting or presumed to be acting jointly or in concert excluding JEGI and any of its Affiliates.

“Affiliate” has the meaning ascribed to it in the Canada Corporations Business Act as amended from time to time.

“Board” means the board of directors of Just Energy Group Inc.

“Change of Control” means any transaction or series of transactions (regardless of form, the nature of the transaction consideration or how effected) whereby, directly or indirectly and whether acting alone or with other parties, any Acquiror: (i) acquires beneficial voting or economic control of JEGI or all or substantially all of JEGI’s businesses, operations or assets, (ii) acquires, merges or otherwise combines with all or substantially all of JEGI’s businesses, operations or assets, (iii) forms a joint venture, partnership, collaboration or other form of joint undertaking involving all or substantially all of JEGI’s businesses, operations or assets, or (iv) effects any other extraordinary corporate transaction or series of transactions that has the effect of conveying or transferring to any Acquiror, directly or indirectly and whether acting alone or with other parties, beneficial voting or economic control of JEGI or all or substantially all of JEGI’s businesses, operations or assets; provided that the proceedings commenced by JEGI in July 2020 under section 192 of the Canada Business Corporations Act before the Ontario Superior Court of Justice (Commercial), does not constitute a Change of Control.

●	“All or substantially all of JEGI’s businesses, operations or assets” means fifty percent (50%) or more of the net book value of JEGI on a consolidated basis determined as of the date of the audited consolidated financial statements of JEGI then most recently published.
●	“Beneficial voting or economic control of JEGI” means fifty percent (50%) or more of the outstanding Shares.

“Good Reason” means the occurrence of any of the following events without the written consent of the Executive: (i) a material reduction by Employer in the Executive’s Base Salary; (ii) the taking of any action by the Employer which would, in the aggregate, materially adversely affect the Executive’s incentive compensation opportunity or benefits; (iii) any breach by the Employer of any of its material obligations contained in this Agreement which remains uncured for more than thirty (30) days after the Executive provides written notice of the breach to the Employer, provided the Executive notified the Employer of the existence of the breach within ninety (90) days of the initial instance constituting a breach of a material obligation; (iv) relocation of the Executive’s primary place of work by more than 75 miles; (v) a material adverse change of the Executive’s responsibilities, status or reporting relationships; or (vi) a material diminution in the budget over which the Executive has authority, provided (i) through (vi) are interpreted in a manner that is consistent with the “Safe Harbor” reasons found in U.S. Treasury Regulation 1.409A-1(n)(2)(ii).

“JEGI” means Just Energy Group Inc.

Exhibit A

Incentive Compensation

I.	Short-Term Discretionary Performance Bonus.

(a)	The fiscal year of JEGI runs from April 1 through March 31.
(b)

For each full fiscal year of JEGI, Executive will be entitled to a short-term discretionary performance bonus payment of up to 100% or more as approved by the Board (100% being the target amount) of Executive’s Base Salary (the “STPB”) payable in cash.

(c)	The Board will determine the corporate targets applicable to the STPB each fiscal year and provide written notice to Executive of these corporate targets within thirty (30) days after determination.
(d)

After the close of the applicable fiscal quarter or fiscal year, the Board will consider whether the applicable corporate targets are achieved and will have the absolute discretion to determine whether a STPB will be paid, provided that any approved STPB shall be paid no later than 60 days following the date that the STPB is approved by the Board, subject to Executive’s continued employment through the end of the applicable fiscal quarter or fiscal year, except as otherwise provided in the Agreement.

(e)	See Exhibit A-1 for the terms of the STPB for fiscal year 2021.

II.	Long-Term Discretionary Incentive Bonus.

(a)	Executive shall be entitled to a long-term discretionary incentive bonus payment of up to 200% of Executive’s Base Salary (the “LT Bonus”) for each fiscal year of JEGI.
(b)

The Board will determine the corporate targets applicable to the LT Bonus each fiscal year and provide written notice to Executive of these corporate targets within thirty (30) days after determination and approval.

(c)

After the close of the fiscal year, the Board will consider whether the applicable corporate targets are achieved and will have the absolute discretion to determine whether a LT Bonus will be awarded, subject further to Executive’s continued employment through the end of the applicable fiscal year except as otherwise provided in the Agreement.

(d)	See Exhibit A-2 for the additional terms of the LT Bonus for fiscal year 2021.

III.	Board Determinations.

All determinations with respect to the STPB and LT Bonus, including without limitation, the amount, if any, that is payable to Executive for each fiscal year, will be made by the Compensation Committee and the Board, in good faith, and in compliance with the Agreement and Exhibit A and will be binding on the Executive and the Company.

Exhibit A-1

STPB for FY 2021

For fiscal year 2021 (“FY2021”), the STPB terms approved by the Board include the following:

●	The STPB is based on the achievement of the Annual Base EBITDA Target of $150M CAD.
●	“Base EBITDA” retains the definition provided for in the Management and Discussion Analysis of JEGI.
●	At the request of Executive and with the approval of the Board, any STPB payable for FY2021 will not be paid to Executive on a quarterly basis which is the payment schedule for other employees and executives eligible for a STPB. Instead, after the close of FY2021, Executive is eligible to receive a STPB in the amount of his Base Salary times a Bonus Factor, indicated below.
●	The applicable Bonus Factor to be used for calculation will be pro-rated between 5% and 150% based on the Base EBITDA achieved and approved by the Board.
●	Any STPB payment approved by the Board would be made in cash, subject to applicable taxes and deductions, within 60 days, or as close as possible, following the release of the financial results for the fiscal year.

Exhibit A-2

Long-Term Discretionary Incentive Bonus

For fiscal year 2021 (“FY2021”), the Board approved a long-term discretionary incentive bonus plan.

●	You are an eligible employee who can participate in this equity bonus plan which is based on JEGI’s achievement of Board approved corporate targets.

●	Each fiscal year, you are eligible to receive a LT Bonus in the form of equity in JEGI in an amount of up to 200% of your Base Salary (“LT Bonus Opportunity”) as approved by the Board. The award will be documented by a written agreement which will detail the characteristics of the award and the conditions for the award to vest into common shares of JEGI as approved by the Board and determined under the 2020 Equity Compensation Plan (“Plan”). A copy of the Plan is attached at Exhibit A-3.

●	To receive an equity award under this plan, you must be an employee in Good Standing as of the date of the award. Good Standing means you are employed by the Company, have not tendered written notice of intent to resign or retire as of the payment date of the bonus, have not been terminated by the Company for any reason, are not on probation or under a performance improvement plan and have not behaved in a manner that violates the Company’s Code of Conduct.

●	For FY2021, the Board has approved the gate metric of Base Gross Margin and the following associated targets:

	Threshold Target	Budget Target	Stretch Target

Base Gross Margin	$523M	$544M	$600M
Percentage of LT Bonus Opportunity	50%	75%	125%

●	Base Gross Margin means realized contracted revenues less realized supply costs and is reported by the Company each fiscal quarter.

●	When JEGI achieves Base Gross Margin between $523M and $544M or between $544M and $600M for F2021, the percentage of LT Bonus opportunity for the Employee to be used for calculation will be pro-rated. As an example, if JEGI achieved Base Gross Margin of $572M, the LT Bonus would be calculated using 100% of LT Bonus opportunity for the Employee.

Achievement of the Gate Metric provides:

o	50% of your LT Bonus opportunity in the form of a restricted share unit (“RSU”) award which vests rateably over a 3-year period. The percentage of LT Bonus opportunity to be used for calculation of the RSU award will be pro-rated. The RSU award will be documented by a RSU agreement which will detail the characteristics of the award and the conditions for the award to vest into common shares of JEGI as approved by the Board and determined under the 2020 Equity Compensation Plan.

o	50% of your LT Bonus opportunity in the form of a performance share unit (“PSU”) award which “cliff vest” after a 3-year period provided Target Milestones are achieved. The percentage of LT Bonus opportunity to be used for calculation of the PSU award will be pro-rated.

●	50% of the PSUs granted will vest on the achievement of Cumulative Base EBITDA (“Target Milestone 1”) and 50% of the PSUs will vest on the achievement of Total Residential and SMB RCEs (“Target Milestone 2”), both determined at the end of a three-year period, as at March 31, 2024 (“Performance Period”).

TARGET MILESTONE 1

	Budget Target	5% Over Perform	10% Over Perform
3-year Cumulative Base EBITDA	$592M	$622M	$651M
	100%	150%	200%

Base EBITDA is defined as follows:

●	EBITDA means earnings before financing costs, income taxes, depreciation and amortization, all excluding discontinued operations.

Base EBITDA is EBITDA excluding the following:

●	Mark-to-Market of derivatives;
●	Strategic Review costs;
●	Impairment of goodwill and intangible assets;
●	Share based compensation; and
●	Restructuring costs.

o	When JEGI achieves Base EBITDA as at March 31, 2024 between $592M and $622M or between $622M and $651M, the calculation of the LT Bonus will be pro-rated.

TARGET MILESTONE 2

	Budget Target	2% Over Perform	4% Over Perform
Total Residential and SMB RCEs	1,179,000	1,202,580	1,226,160
	100%	150%	200%

o	When JEGI achieves Total Residential and SMB RCEs as at March 31, 2024 between 1,179,000 and 1,202,580 or between 1,202,580 and 1,226,160, the calculation of the LT Bonus will be pro-rated.

Exhibit A-3

2020 Equity Compensation Plan

Exhibit B

Confidentiality, Non-Competition and Non-Solicitation Agreement